Exhibit 99.1

JAKKS Pacific® Reports First Quarter Results for 2015

First Quarter Continues Momentum from 2014

Company Affirms 2015 Guidance

MALIBU, Calif.--(BUSINESS WIRE)--April 21, 2015--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s first quarter ended March 31, 2015.

Net sales for the first quarter of 2015 increased 38% to $114.2 million, compared to $82.5 million reported in the comparable period in 2014. The reported net loss for the first quarter was $7.6 million, or $0.40 per diluted share. This compares to a net loss of $16.3 million, or $0.74 per diluted share, reported in the comparable period in 2014. Adjusted EBITDA for the first quarter of 2015 improved to negative $0.9 million, compared with negative EBITDA of $11.6 million in the first quarter of 2014. See note on "Use of Non-GAAP Financial Information.”

Stephen Berman, President and CEO, JAKKS Pacific, Inc., stated, “We are very pleased with the solid first quarter performance for JAKKS, which built on our strong 2014, and we are working hard to continue the momentum through the year. Our strong performance in the quarter is the result of our ability to quickly identify and react to retail opportunities, our continued focus on implementing operational efficiencies and our compelling product lines.

“Frozen and other Disney properties like Disney Princess, Cinderella and Disney Fairies products continue to show encouraging performance at retail. Other contributors to the quarter included Nintendo figures and plush, Star Wars large scale figures, licensed ball pits, foot-to-floor ride-ons, wagons and children’s indoor and outdoor furniture. Seasonal products including children’s Wave Hoops, Sky Balls and Funnoodle water floats also contributed to the quarter.

“JAKKS’ international business is also continuing the positive momentum from the previous year, with first quarter sales increasing year over year. Our JAKKS UK office led our international growth in the first quarter, and our establishment of local operations in Latin America, China and Germany is already showing encouraging results. Our goal is to broaden the collaborative relationships we have with our retailers across borders to further growth in key international markets in 2015 and beyond.”

Berman concluded, “We are also diligently developing new products and initiatives for 2016 to better position our portfolio for future growth. We have licenses already secured for a number of entertainment blockbusters launching in 2016, and a robust slate of technology-driven products and app launches in our digital division. We are optimistic that these initiatives, coupled with our core, evergreen products, will continue to position JAKKS for growth and profitability.”

Working Capital

As of March 31, 2015, the Company’s working capital was $234.2 million, including cash and equivalents and marketable securities of $105.3 million, compared to working capital of $120.4 million, including cash and equivalents and marketable securities of $113.6 million as of March 31, 2014. In response to customer demand and as a contingency measure to better deal with issues in the port of Los Angeles, on-hand inventory levels increased to $79.5 million at the end of the first quarter in 2015 from $42.2 million at the end of the first quarter of 2014.

2015 Guidance

The Company affirmed its previously issued guidance for the full year of 2015, which estimated net sales in the range of approximately $730 million to $740 million, earnings in the range of approximately $0.71 to $0.75 per diluted share and Adjusted EBITDA in the range of approximately $56 million to $58 million.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information, including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call

JAKKS Pacific will webcast its first quarter 2015 conference call today, April 21, 2015, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:30 a.m. ET on April 21 through May 21, 2015. The playback can be accessed by calling (888) 843-7419, or (630) 652-3042 for international callers, pass code “3939 8345”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics and Saban’s Power Rangers®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2015 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2015	2014
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$105,098	$71,525
Marketable securities	220	220
Accounts receivable, net	104,318	234,516
Inventory, net	79,474	78,827
Income taxes receivable	24,008	24,008
Deferred income taxes	3,358	3,358
Prepaid expenses and other current assets	30,169	25,139
Total current assets	346,645	437,593

Property and equipment	110,147	107,080
Less accumulated depreciation and amortization	97,042	95,984
Property and equipment, net	13,105	11,096

Goodwill	44,212	44,492
Trademarks & other assets, net	59,374	61,601
Investment in DreamPlay LLC	7,000	7,000
Total assets	$470,336	$561,782

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$68,762	$143,087
Reserve for sales returns and allowances	17,590	24,477
Income taxes payable	26,084	23,784
Total current liabilities	112,436	191,348

Long term debt	215,000	215,000
Other liabilities	913	1,874
Income taxes payable	400	2,496
Deferred tax liability	5,980	5,980
Total liabilities	334,729	416,698

Stockholders' equity:
Common stock, $.001 par value	23	23
Additional paid-in capital	202,540	202,051
Treasury stock	(24,000)	(24,000)
Accumulated deficit	(34,226)	(26,645)
Accumulated other comprehensive loss	(9,220)	(6,835)
Total JAKKS Pacific, Inc. stockholders' equity	135,117	144,594
Non-controlling interests	490	490
Total stockholders' equity	135,607	145,084
Total liabilities and stockholders' equity	$470,336	$561,782

Working Capital	$234,209	$246,245

JAKKS Pacific, Inc. and Subsidiaries
First Quarter Earnings Announcement, 2015
Condensed Statements of Income (Unaudited)

	Three Months Ended March 31,
	2015	2014
	(In thousands, expect per share data)

Net sales	$114,201	$82,510
Less cost of sales
Cost of goods	62,501	49,068
Royalty expense	15,517	8,794
Amortization of tools and molds	805	1,093
Cost of sales	78,823	58,955
Gross profit	35,378	23,555
Direct selling expenses	6,862	8,085
Selling, general and administrative expenses	30,757	28,452
Depreciation and amortization	1,958	1,942
Loss from operations	(4,199)	(14,924)
Other income (expense):
Equity in net income of joint venture	-	314
Interest income	19	27
Interest expense	(2,974)	(2,206)
Loss before provision (benefit) for income taxes	(7,154)	(16,789)
Provision (benefit) for income taxes	427	(484)
Net loss	$(7,581)	$(16,305)
Loss per share - basic and diluted	$(0.40)	$(0.74)
Shares used in loss per share	19,090	22,003

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA
For the Three Months Ended March 31, 2015 and 2014

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended March 31,
	2015	2014
	(In thousands)

Loss from operations	$(4,199)	$(14,924)

Depreciation and amortization	2,763	3,035
Restricted stock compensation expense	504	277

Adjusted EBITDA	$(932)	$(11,612)

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, (310) 455-6210
Anne-Marie Grill, (310) 455-6245